Exhibit 10.9
[Translation from Hebrew]
Unprotected Lease Contract
Made and executed in Tel Aviv this 28th October, 2003

Between:	Engel Science Parks (99) Ltd.
66 Hahistadrut Blvd., Haifa Bay By Yitzchak Yaacovinsky
The party authorized to undertake and sign in the name of the Lessor (hereinafter: “the Lessor”)
of the first part

And:	Metabogal Ltd.
P.O.Box 432, Kiryat Shmonah, Zip code 11013 (hereinafter: “the Lessee”)
of the second part

WHEREAS	The Lessor has contracted with the Israel Lands Administration by agreement whereby it acquired the development rights in the plot known as Block 18984, Parcels 187 (part of), 188 (part), 190 (part of), 191 (part of), 192 (part of), 193 (part of), 194 (part of), 199 (part of) and 206 (part of) in Carmiel, plot/s no. 1, according to Detailed Plan no. C/8880, in Carmiel, (hereinafter: “the Land”) all pursuant to the Development Agreement and the Appendices thereto attached to this Agreement and marked as (Appendix “A”); and

WHEREAS	The Lessor intends to establish a science park on the Land, consisting of industrial buildings for leasing (hereinafter: “the Science Park”); and

WHEREAS	The Lessor is the proprietor of development rights from the Israel Lands Administration under a Development Agreement and is entitled to effect transactions with the Land, including leasing buildings that it will construct thereon, as set out below in this Agreement and there is nothing by law or agreement or otherwise to prevent the Lessor from entering into this Agreement; and

WHEREAS	The destination of the premises is compatible with the Purpose of the Lease; and

WHEREAS	The Lessor declares that the Development Contract has not been rescinded by the Israel Lands Administration and is about to be further extended; and

WHEREAS	The Lessee is desirous to lease the Premises (as hereinafter defined) from the Lessor under an unprotected lease according to the Tenants Protection Laws, and the Lessor is prepared to grant such a lease of the Premises to the Lessee, subject to all of the conditions hereinafter contained;

IT IS THEREFORE AGREED, DECLARED AND STIPULATED BETWEEN THE PARTIES AS FOLLOWS:
1.	Preamble

The preamble to this Contract and the Appendices thereto will constitute an integral part hereof.

2.	Interpretation
2.1	The headings to the clauses in this Contract are set out for ease of reference only and do not constitute part of the Contract nor will they be applied for purposes of interpretation.

2.2	Save where the context or the meaning otherwise requires, everything stated in the singular includes the plural and vice-versa, and everything stated in the masculine includes the feminine and vice-versa.

2.3	Unless the context otherwise requires, the following words shall bear the meanings set out opposite them when used in this Contract:

“the Premises” -	means the gross area of some 750sq.m., situated on the ground floor of Building no. 1 of the industrial building distended to be constructed by the Lessor and/or on its behalf, on the Land, within the boundaries of the Science Park in Carmiel. The Premises will consist of offices according to the specification attached, and be totally finished and have a basic infrastructure, but be without installations and furniture.
The Premises will be constructed in accordance with plans, the Lessor’s specification and the Lessee’s specification respectively attached hereto as Appendices “B”, “C” and “D”. The Lessor’s and the Lessee’s specification will be hereinafter collectively called – “the Specification”.
The area of the Premises for the purpose of determining the rent will be set in accordance with an actual survey thereafter, after construction is completed.
3	Term of the Lease, Purpose thereof and Non-applicability of the Tenants Protection Laws
3.1	Term of the Lease
3.1.1	The Lessor hereby leases to the Lessee and the Lessee hereby takes on lease from the Lessor the Premises for a term of 5 years, commencing on 15.2.04 and expiring on 14.2.09 (hereinafter: “the Lease Term”).

If and to the extent the actual delivery date is deferred by reason of that stated in clause 5.1 hereof, the date of the commencement of the Lease Term will be deemed to be the date of actual delivery, and the expiration date of the Lease Term will be correspondingly deferred.

Subject to the agreed time schedule mentioned in clause 19.9, the Lessor will, in respect of each day of deferral of the date of the commencement of the Lease Term, pay the Lessee an amount equal to twice the amount of the Rent plus VAT, calculated on a daily basis as from the date prescribed above for the commencement of the Lease Term until the actual date of the commencement of the Lease Term. The deferral of the date of commencement of the Lease Term by reason of any act or omission of the Lessee will not obligate the Lessor to make such payment and the date of the commencement of the Lease will remain unchanged.

3.1.2	Notwithstanding the foregoing in relation to the Lease Term, the Lessee will be entitled to terminate the Lease Term by four months prior notice, during the periods and on the following terms and conditions:
3.1.2.1	After 3 years of the lease, against payment of the sum of NIS. 150,000 (plus VAT) in addition to the rent that has been paid in respect of such three-year lease.

3.1.2.2	After 4 years of the lease, against payment of the sum of NIS. 75,000 (plus VAT) in addition to the rent that has been paid in respect of such four-year lease.
The sums mentioned in the above sub-clause will be linked to the residential construction inputs index, the base index being that known on the date of the execution of this Contract, the operative index being that which will be known on the date of the making of the payment according to this clause.

3.1.3	The Lessee hereby undertakes to open the Premises for regular business activity and carry on in the Premises for the entire duration of the Lease Term, a business the purpose of which is set out below.

3.1.4	Subject clause 3.1.2 above, the cessation by the Lessee of the use of the Premises or quitting the same prior to the expiration of the Lease Term will not release it from fully performing its undertakings, including payment of the rent and the remaining payments payable by it under this Contract until the expiration of the Lease Term, except in a case where an alternative tenant is found for the Premises whose identity has been agreed to by the Lessor, in which case the Lessee will be released from the performance of its undertakings under this Agreement from the date on which a contract is forged with the alternative tenant and thereafter.

It is clarified that the Rent will be paid by the expiration of the Lease Term or until an alternative tenant is found who is acceptable to and approved by the Lessor, whichever is the earlier.

The Lessor’s approval will not be unreasonably withheld save that where the Lessor will have agreed to an alternative tenant that has been found by the Lessee, the Lessee will remain liable, jointly with the alternative tenant, for the performance of the undertakings under this Agreement.

3.2	Purpose of the Lease

The Lessee hereby leases the Premises for the management of a business in the field of biotechnology including the management of biotechnology laboratories, research, development and production of medications and the Lessee is prohibited from making any other use whatsoever of the Premises.

3.3	Non-applicability of the Tenants Protection Laws
3.3.1	There was no tenant entitled to occupy the Premises on the date of the commencement of the Tenants Protection Law (Consolidated Version), 5732-1972.

3.3.2	The Lessee hereby declares that it has not been requested to pay nor has it paid any key money or payments which could be construed as key money and that all the works, alterations, improvements and enhancements that will be made in the Premises, if at all, are not and will not be fundamental alterations and further that the provisions of Part Three of the Tenants Protection Law (Consolidated Version), 5732-1972 dealing with key money, will not apply to the Contract.

3.3.3	The Lease, the Lessee and the Premises are not protected according to the provisions of the Tenants Protection Law (Consolidated Version), 5732-1972 nor according to the provisions of any other law protecting tenants or occupiers in any manner whatsoever and such Laws as amended and the regulations promulgated now or hereafter thereunder do not and will not apply to the building and/or the Lease and/or the Lessee and/or the Premises and/or this Contract.

3.3.4	The Lessee will not be entitled, when quitting the Premises, to any payment whatsoever either in the form of key money or in any other form.

3.3.5	For the avoidance of any doubt the Lessee hereby declares and warrants that if in the future any claims are raised to the effect that the engagement under this Contract is protected according to the Tenants Protection Law or any other law, the Lessee will compensate the Lessor in respect of any damage that will be incurred by it, including the difference between the value of the property at the expiration of the Lease Term as occupied, and the value thereof in the open market, as vacant property.
4.	Rent
4.1	The Lessee undertakes to pay the Lessor monthly rent pursuant to the following conditions and dates:
4.1.1	The Lessee will pay for the duration of the Lease Term the sum of $9 per month for each sq.m., of the area of the Premises.

4.1.2	The parties agree that in respect of each 11-month period of the Lease, the Lessee will be exempt from paying rent for one month. The month of the Lease without payment of the rent will be granted in relation to each year of the Lease, in the seventh month of the Lease, that is to say – in each year of the Lease the Lessee will be exempt from payment of rent in respect of the period between 15.4 – 14.5.
4.1.3	The Lessee will deduct from the rent, amount mentioned, tax at source as required by law, unless the Lessor produces to the Lessee a lawful certificate regarding the exemption from deduction of tax at source.
VAT will be added to the above rent against a lawful VAT receipt, at the rate in force on the date on which each payment is made.

4.2	Payment of the rent will be made in new shekels according to the representative rate of exchange of the dollar on the date on which each payment will be made pursuant to the publications of the Bank of Israel.

4.3	Deleted.

4.4	The rent will be paid in quarterly installments in advance, on the 15th of each month of February, May, August, November.

4.5	Deleted.

4.6	Arrears in payment of the rent as well as arrears in any other payment imposed upon the Lessee under this Contract exceeding 14 (fourteen) days, will constitute a fundamental breach of this Contract.

4.7	Every sum which the Lessee is liable to pay under this Contract and which will not have been paid on due date will bear interest on arrears at the maximum rate customary for the time being in Bank Leumi le-Israel B.M., with respect to overruns of unauthorized credit, from the date prescribed for payment under this Contract until the date of actual payment, together with VAT as required by law. The interest rates will vary during the period of the arrears in accordance with changes occurring from time to time in the interest customary in Bank Leumi as stated. Nothing contained in this clause shall derogate from any relief or other right conferred upon the Lessor according to the provisions of this Contract or at law. In respect of the first three days of arrears, no interest on arrears as stated above will be payable.
5.	Acceptance of the Premises
5.1	The Lessor will place the Premises at the Lessee’s disposal in accordance with the Execution Plans (as hereinafter defined) and the Specification attached hereto, complete with connection to the electricity and water supply and after having duly received a certificate from the Electric Corporation and the Lessee undertakes to accept the same in such condition.

As part of the Lessor’s undertakings it undertakes to allocate to the Lessee, for the duration of the actual Lease Term, 20 parking places adjacent to the entrance to the Premises.

5.2	It is hereby agreed that by no later than 15.11.03, the parties will confirm in writing the detailed Execution Plans in respect of the works that will be carried out by the Lessor at the Premises (in this Agreement referred to as: “the

Execution Plans”). The Execution Plans will be prepared based on the plans contained in Appendix “B” to the Contract by and at the expense of the Lessor, except for plans in respect of the Lessee’s dedicated purposes and any planning in excess of the Lessor’s Specification will be borne by the Lessee. The Lessor’s Specification and the Lessee’s Specification will be delivered to the Lessee at least 7 days prior to the date of the approval thereof as stated above.

The Lessor will provide the Lessee with an assessment of the cost differentials prior to commencing execution.

For the avoidance of any doubt it is hereby emphasized that the Lessor will not be required to execute any work or alteration or improvement whatsoever in the Premises, in addition to its undertakings in the Execution Plans and the Specification.

5.3	The parties agree that a delay of up to three months in the completion of the development works surrounding the Premises does not constitute a breach of this Agreement or a cause for any delay/refusal of the delivery of the Premises and/or the taking of the possession thereof, all on the condition that the Lessee will be able to make actual use of the Premises.

5.4	The parties will, 7 days prior to delivery of possession of the Premises, make a memorandum of delivery within the scope of which the Lessee will itemize all the defects and deficiencies in the Premises. The Lessor will rectify or make good, as appropriate, everything that requires repair and completion by the date of the delivery of possession.
6.	Additional payments to be borne by the Lessee
6.1	The Lessee undertakes, in addition to the rent and the VAT, to pay all the taxes, fees, levies and compulsory payments applicable now or hereafter to the Premises and/or to the use thereof during the Lease Term including general municipal taxes and business tax as well as expenses for the use of electricity, gas and telephone, and all the remaining maintenance expenses of the Premises in the area of the Premises only (including maintenance and cleaning) as well as the facilities serving the Premises, (such as elevators, air-conditioning, fire-fighting systems and the like).

It is clarified that all the above payments and any other payment applicable to the Premises or the construction thereof (including property tax, amelioration levies and/or sewerage, drainage and water fees), as well as any payment in respect of the period culminating with the date of the delivery of the possession to the Lessee, will be borne and paid for by the Lessor.

The Lessee undertakes to transfer the municipal tax bill in respect of the Premises into its name immediately after taking actual possession of the Premises.

It is clarified and agreed that the Lessee will also be liable for a proportionate share equal to the floor area of the Premises compared with the total floor area of the building in which the Premises are situated, of the cost of maintaining the common areas for the building.

It is clarified that the Lessee will bear the maintenance costs of the Premises including all the installations and systems that are situated within the area of and serve the Premises.

6.2	The Lessee will be liable also after the termination of the Lease Term, for the payments mentioned in this clause above if the liability has been created following the use or consumption made during the currency of the Lease Term, even if the liability or the demand for payment has arrived after the expiration of the Lease Term.

6.3	The Lessee will pay the payments mentioned in this clause above immediately when they fall due.

6.4	The parties will, on the date of the delivery of possession of the Premises, make an accounting with respect to the alterations, additions and/or reductions that have actually been made at the Premises compared with the Lessor’s Specification (Appendix “C”) and which will be priced according to the full price thereof according to the Dekel price list. The amount due to either of the parties following such accounting will be paid by way of a reduction or addition to the first quarterly payment of the rent as appropriate.

6.5	In the event of the Lessor making any payment which, by the provisions of this Contract, is payable by the Lessee, the Lessee will be bound to pay the Lessor such payment immediately upon the Lessor’s first demand, with the addition of exchange rate differentials (if any) plus interest on arrears according to clause 9.2 hereof, computed from the date of the making of the payment by the Lessor until the actual payment thereof to the Lessor provided the Lessor has given 14 days’ advance notice of its intention to make the payment and the Lessee has failed to pay the same.
7.	Possession of the Premises during the Lease Term
7.1	The Lessee will keep the Premises in good and proper condition, keep the Premises tidy and clean including the surroundings, installations and fittings thereof, and use the same cautiously and carefully and fulfil the instructions of any competent authority as they exist from time to time in connection with arrangements regarding cleanliness, the removal of waste garbage, and keeping the drainage system and all the remaining systems at the Premises in order.

7.2	The Lessee will repair at its own expense, any defect, malfunction or fault that will be caused or come about or be discovered in the Premises and in any part thereof belonging to the Lessee, including plumbing and various other repairs when they arise and/or have been caused or discovered, except for repairs or damages that have been caused by reason of fair wear and tear following the reasonable use of the Premises and/or as a result of construction and/or infrastructure defects (including sewage, electricity, water) in the construction of the Premises, the responsibility for which will apply to the Lessor.

Repairs which are the Lessor’s responsibility will be repaired by it, failing which they will be executed by the Lessee after notices as set out in this clause will have been given, mutatis mutandis.

7.3	If the need to make a repair arises that a party is responsible to fix according to clause 7.2 above, the party liable for the repair will be bound to carry out the same at its own expense, within a reasonable time of the date of discovery. Failure by the party liable to carry out the repair will entitle the other party, that is not liable, to carry out the same after giving 30 days’ prior written notice and all the repair expenses will be borne by the party liable, who shall be under an obligation to reimburse the party actually carrying out the repair for expenses, immediately upon first demand with the addition of linkage differentials and interest on arrears according to clause 9.2 hereof, computed from the date of payment for the repair until the actual payment thereof, to the repairing party. Notwithstanding the foregoing it is agreed that in the event of an urgent repair, the party entitled may carry out the same after giving 24 hours’ prior notice to the other party.

7.4	The Lessee undertakes to comply with the provisions of any law including any Law, Regulation, Order, By-law or instruction of any competent authority pertaining to the management of its business at the Premises and in connection with the maintenance of the Premises and the use thereof. The Lessee will also be responsible for paying any fine that will be imposed following the failure to fulfil such instructions.

7.5	The Lessee undertakes not to effect any internal or external alteration at the Premises nor make any addition thereto nor demolish any part of the Premises or any of the installations thereof nor suffer any such alterations or additions or repairs or demolition, to be made, without receiving the prior written consent of the Lessor, which consent shall not be unreasonably withheld by the Lessor.

It is clarified that this clause will not apply to works at the Premises that will be carried out by the Lessee or any person on its behalf within the scope of the “clean room” installation in that part of the Premises that is designated for production.

7.6	It is expressly agreed that signage and advertising will only be made by arrangement with the Lessor (including the architect of the building in which the Premises are situated) and with its prior consent only, which consent will not be unreasonably withheld by the Lessor.

7.7	Alterations made to the Premises with the Lessor’s consent, will require the Lessee, at the end of the Lease Term, to reinstate the Premises to its former condition before the alterations were made, or leave the same in its condition, all as decided and notified by the Lessor. Upon such agreement by the Lessor being given to the alterations remaining, the Lessee may not remove from the Premises or reinstate the alterations or any part thereof that the Lessor has required remain at the Premises or make any alteration therewith, and the alterations will, at the end of the Lease Term, pass into the Lessor’s ownership and possession, without the Lessee being able to demand and/or receive any compensation or payment for them.

7.8	The Lessor and each of its managers may enter upon the Premises by prior arrangement, at any reasonable time acceptable in order to check the condition of the Premises and carry out repairs, works, technical or other arrangements for the Premises all this without unreasonably effecting the Lessee’s activity at the Premises.

Nothing herein contained shall impose any duty whatsoever on the Lessor to carry out anything which is mentioned in this Contract.

7.9	The Lessor will independently install, at its own expense, fire fighting and safety measures as appearing in the plans and Specifications attached hereto as Appendices “B” and “C”.

The Lessee will, at its own expense, fulfil the instructions of any competent authority relating to the fire fighting arrangements and procedures, fire prevention, civil defense and safety, to the extent these will be required in relation to the Premises and the use made thereof, over and above those measures which will be installed by the Lessor.
8.	Assignment of rights
8.1	The Lessee undertakes to use the Premises personally only or with its employees and the Lessee will be prohibited from authorizing any other person or persons to use the Premises or any part thereof for consideration or otherwise, directly or indirectly.

8.2	The Lessee undertakes not to transfer and/or assign and/or convey and/or pledge and/or charge in any manner whatsoever, without first receiving the written consent of the Lessor (if and to the extent it will be granted) this Contract and/or any right thereunder to any other party or parties, nor grant any leases of the Premises or any part thereof by sub-lease or convey possession or use thereof or any part thereof to any other person or persons for consideration or otherwise, in any manner whatsoever. Any transfer and/or assignment and/or conveyance and/or pledge and/or charge that will be made by the Lessee contrary to that stated above will be null and void ab initio and devoid of any effect.

8.3	Notwithstanding the foregoing the Lessee will be entitled to share the use of the Premises under this Agreement or sub-lease parts thereof to a parent, subsidiary or affiliated company of the Lessee (as these terms are defined in the Companies Law, 1999) without the need to obtain the Lessor’s consent provided that the Lessee will remain liable for all its obligations under this Agreement.
9.	Breaches and remedies

This Contract will be governed by the provisions of the Contracts (Remedies for Breach of Contract) Law, 5731-1970 and the provisions of the Contracts (General Part) Law, 5733-1973.

10.	Licensing and Licences
10.1	The Lessee hereby undertakes to obtain any licence it requires and ensure that the business is carried on according to every licence that is required by law, including from any municipal, governmental, local or other authority, for the purpose of operating and managing the Lessee’s business at the Premises.

The Lessor will sign any document that will be required by the landlord [sic] in order to obtain a business licence, but does not deviate from the conditions of this

Agreement, within and by no later than 14 days after delivery thereof for signature to the Lessor.

10.2	The Lessee shall ensure that throughout the entire Lease Term the licences and approvals required in order to carry on and operate its business mentioned, will be renewed.

10.3	For the avoidance of any doubt the Lessor is not responsible towards the Lessee for obtaining licences or approvals from any authority except where failure to obtain receipt of the licence results from any act or omission of the Lessor or of any person on its behalf and where a duty attaches to the Lessor by law and/or this Agreement to carry out or refrain from carrying out such act, as appropriate.

Without derogating from the Lessee’s undertaking mentioned above, the Lessor declares that the Premises comply with the zoning thereof according to the Town Building Plan in force in respect of the Land.
11.	Insurance
11.1	The Lessee hereby undertakes to insure at its own expense for the duration of the Lease Term, the building of the Premises and the contents thereof against:
11.1.1	Fire, explosion, earthquake risks.

11.1.2	Flooding, water damage of any kind.
11.2	The Lessee hereby undertakes to insure at its own expense, for the duration of the Lease Term, its activity at the Premises, with the following insurances:
11.2.1	Third party liability insurance with liability limits that will not be less than the amount equal to US$1,000,000 Million per event, and in the aggregate for the insurance period, which will endure for the duration of the Lease Term.

11.2.2	Employers’ liability insurance.
The Lessee further undertakes to maintain at its own expense for the duration of the Lease Term loss of rent insurance following the Premises being taken out of use by reason of damage that has been caused thereto or to the contents thereof by the risks set out in clause 11.1 above, for an indemnity period of 12 months. This insurance may be made by means of extending the fire insurance policy to cover loss of rent.
11.3	The Lessee undertakes to add the Lessor’s name as an additional insured in the policies mentioned above.

11.4	The Lessee will produce to the Lessor upon demand, all the insurance policies which have been issued as required by this Contract and also produce to the Lessor on a regular basis every new policy that has been issued to it or any amendment thereto. The Lessee will, upon the Lessor’s reasonable demand, add to or update and/or amend the insurance policies to the Lessor’s satisfaction in order to comply with the criteria prescribed in this clause 11, and the amounts will in any event be linked to the Index each year.

11.5	The Lessee will cause an express condition to be added to the insurance policy whereby the insurer expressly waives any right of subrogation or other right under any law to have recourse against the Lessor in a claim of subrogation or repayment or indemnity in respect of direct or indirect damage that has been caused by reason of the Lessor, if any such damage is caused.

11.6	The Lessor’s right of inspection and its exercise or right to refrain from exercising its right to view the policies and demand any update, addition or change as set out in clause 11.1 above, will not impose upon it any liability whatsoever with respect to the policies, or the nature and validity thereof, or with respect to the absence thereof.

11.7	The Lessee undertakes to comply with all of the conditions of the policies mentioned above in this clause, punctually pay the insurance premiums and ensure that the policies are renewed and remain in full force for the entire duration of the Lease Term. Failure to renew the policies in the full value thereof, including linkage to the Index for any reason whatsoever will constitute a fundamental breach of this Contract.

11.8	The policy will include a clause determining that it will not be varied, cancelled or renewed without at least 30 days’ prior notice being given to the Lessor.
12.	Liability of the Lessee
12.1	The Lessor, its agents and any person acting in its name and on its behalf will not be responsible in any manner whatsoever with respect to any damage or harm that will be caused to the Lessee or its property, subject as hereinafter provided.
It is hereby expressly agreed and declared that no liability will attach to the Lessor of any kind whatsoever towards the Lessee in respect of any damage that has been caused to the Premises or its contents or to any third party – for any reason whatsoever regardless of whether the reasons for the damage or the malfunction are known or not, with the exception of any wilful act of damage by the Lessor and/or by any person on its behalf.

12.2	The Lessor will bear no responsibility whatsoever or liability with respect to any physical damage or loss and/or damage to property of any kind whatsoever (whether direct or indirect) that will be caused to the Lessee and/or its workers and/or those employed by it and/or to its agents or customers or visitors or invitees or to any other person who is found at the Premises or in any other area occupied by the Lessee with the licence of the Lessor and/or any property of the Lessee, and the Lessee assumes total responsibility for any damage of that kind and undertakes to compensate and indemnify the Lessor against any damages that it will become liable for or compelled to pay following damage of such kind, against any expense that it will lay out in connection with such damage.
13.	Grounds for eviction

Without derogating and/or detracting from any other provision herein contained, upon the occurrence of any of the following events, the Lessor will be entitled to immediately terminate the engagement and the Lease under this Contract, and demand the immediate vacation of the Premises by the Lessee:

13.1	If the Lessee is in arrears for more than 14 days in the payment of any amount that has fallen due to the Lessor according to the provisions hereof, and under any law, and the breach has not been cured within 5 days of receiving a written notice from the Lessor to do so;

13.2	If a receiver (whether temporary or permanent) is appointed or receiver and manager (whether temporary or permanent) or liquidator (temporary or permanent) for the Lessee’s business or property or any part thereof and such appointment will not be vacated within 60 days;

13.3	If the Lessee passes a resolution for dissolution or if any dissolution order is issued against it and such order is not vacated within 60 days or if the Lessee reaches a compromise or arrangement (within the meaning of the Companies Ordinance) with its creditors or any of them;

13.4	If any final attachment is imposed over all the assets of the Lessee;

13.5	If the Lessee is in breach of any of the provisions contained in clause 8 above and grants to any other person the right of use or any other right whatsoever in the Premises or in any part thereof and such breach will not have been cured within 5 days of the despatch of notice in writing by registered mail by the Lessor.
It is clarified that the termination of the engagement and eviction of the Lessee in the circumstances mentioned above will not terminate or detract from any obligation of the Lessee to fulfil all of its financial obligations under this Contract, for the entire duration of the Lease Term.

14.	Vacation of the Premises
14.1	The Lessee undertakes, upon the expiration of the Lease Term or the termination of the Lease and/or the rescission of this Contract for any reason, to vacate the Premises and surrender possession thereof to the Lessor, the Premises being clear and vacant of any person and thing belonging to the Lessee, in clean and orderly condition as the Lessee received the same from the Lessor, subject to fair wear and tear. Should the Lessor demand, as stated in clause 7.6 above, that supplementary works, alterations and additions that have been made by the Lessee in the Premises, if at all, will be left by it at the Premises, then any improvement, enhancement, addition which is permanently affixed to the Premises – even if these were installed and added to the Premises by and at the expense of the Lessee, will be left by the Lessee at the Premises.

14.2	In the event of the Lessee failing to vacate the Premises on the date specified above, then, in addition to the Lessor’s right to sue for eviction from the Premises, and in addition to any other right that the Lessor may have according to this Contract or at law, and without derogating from any right or relief conferred upon the Lessor stated above, the Lessee will pay the Lessor for the period commencing on the date it ought to have vacated the Premises until the date on which it vacates the Premises, an amount equal to twice the amount of the rent, plus interest on arrears according to clause 9.2 above, and Value Added Tax, computed on a daily basis, from the date of creation of the liability to pay until the full and actual payment to the Lessor, and which would have been payable according to this Contract had the Lease been extended according to the conditions hereof. The above payment has been set and agreed as proper user fees and/or fixed and pre-agreed damages as estimated in advance by the parties in accordance with their prior calculations.

14.3	It is hereby stipulated and agreed between the parties that nothing contained above in this clause shall confer upon the Lessee any right to continue to occupy the Premises (against payment of the agreed compensation) and/or constitute any waiver on the part of the Lessor of any of its rights and/or derogate from the Lessor’s right to obtain any other remedy or relief, including, but without derogating from the generality of the foregoing, the ejection or removal of the Lessee from the Premises.
15.	Charge or pledge by the Lessor
15.1	The Lessor may pledge and/or charge this Contract in whole or in part, assign any of its rights thereunder to others, transfer the whole or part thereof in any form whatsoever as the Lessor deems fit, from time to time, either for the purpose of obtaining financing or for any other purpose, all at the Lessor’s absolute discretion, all this being without derogating from the Lessee’s rights under this Contract of Lease.

15.2	The Lessor may assign all or any of its rights in the Premises, transfer all or partial ownership thereof, at its absolute and exclusive discretion, without requiring the Lessee’s consent, and the Lessee accepts in advance and expressly any such act which will be effected by the Lessor, unconditionally, and the Lessee will have no claim or demand or action of any kind whatsoever against the Lessor or its successors, subject to the Lessee’s rights under this Agreement not being affected.
16.	Lessor’s Remedies in respect of Breach
16.1	Without derogating from that stated in clause 9 above, and further to this clause and the specific remedies appearing in this Contract, the provisions of the Contracts (Remedies for Breach of Contract) Law, 5731-1970 will apply to a breach of this Contract, as well as the provisions of the Contracts (General Part) 5733-1973.

16.2	If the Lessee fails to keep the Premises in proper condition or fails to repair that necessary in the Premises and/or fails to return the Premises to the Lessor at the expiration of the Lease Term in proper condition or if any damage is caused whatsoever to the Premises during the Lease Term, and has not been rectified by the Lessee, then, in addition to any other right that the Lessor may have in such a case pursuant to the provisions of this Contract and/or at law, the Lessor may effect any repair or do any act that it deems fit in order to repair the damage or restore the condition to what it was previously, at the Lessee’s expense and after giving the Lessee seven days prior written notice and the Lessee has failed to rectify the breach within the 7 day period mentioned. The Lessee will reimburse the repair expenses against presentation of invoices for the repair.

16.3	Deleted.

16.4	In the event of a termination of the rights of the Lessee under this Contract by reason of a breach thereof by the Lessee, the Lessor will be entitled to any additional remedy that it has by law on account of the breach, including the remedy of compensation, or injunctive or mandatory orders. Notwithstanding anything stated herein and in addition thereto, in the event of a breach by the Lessee by reason of which the Lessee has been evicted from the Premises prior to the expiration of the Lease Term, the Lessee will be required to pay the Lessor, for the period from the date of the eviction until the expiration of the Lease Term, damages at the rate of double the amount of the rent which applied prior to the termination of the Lease, all subject as provided in clause 3.1.4 above, and subject to the fact that if the Premises will be re-leased to an alternative lessee according and subject to the provisions of this Agreement, only the difference between the rent prescribed by this Contract and the rent that will be charged from the alternative tenant, will be paid by the Lessee.
17.	Guarantees — Collateral
17.1	To secure the performance by the Lessee of its undertakings under this Agreement, the Lessee will deposit with the Lessor on the date of the signature of this Agreement, an autonomous bank guarantee payable upon demand, linked to the Consumer Price Index, according to the details contained in this Contract, or deposit an amount equal to six months rent, or a guarantee of the directors and shareholders of the Lessee (hereinafter: “the Guarantee” or “the Deposit”).

17.2	It is hereby expressly agreed and declared between the parties that the giving of the Guarantee or the Deposit to perform the terms of this Contract does not amount to any waiver on the part of the Lessor of any right to any other relief against the Lessee, whether such relief is set out in the body of this Contract or is available to the Lessor by virtue of any law existing at the time of the execution of this Contract or will exist in Israel on the date of the breach.

The Lessor will give the Lessee seven days prior notice of its intention to exercise the Guarantee or realize the Deposit.

17.3	The forfeiture of the Guarantee or the Deposit will not derogate from the Lessor’s right to sue for and receive against the Lessee any other relief.

17.4	The Lessee will, at the expiration of the Lease Term and on the date of the surrender of the Premises to the Lessor, furnish the Lessor with certifications according to its demand in writing, indicating that all the payments and the fees which it was subject to have been paid by it up till the date of the surrender of the Premises or in relation to such period.

17.5	It is expressly agreed that in the event of the Lessee becoming liable to vacate the Premises, the Lessor will be entitled to give notice to and demand from the Electric Corporation and the municipality the disconnection of the electricity and water supply to the Premises.
18.	Option
18.1	It is hereby agreed that as long as vacant areas remain on the floor on which the Premises are situated, the Lessee will be entitled to demand to increase the area of the Premises by no more than an additional 450sq.m., on the conditions of the Lease under this Contract.

It is clarified that the Lessee will have a first right of refusal in relation to the leasing of the adjacent areas and that these areas will not be leased until the Lessee has been given notice by the Lessor seeking to lease the same to any third party, 30 days in advance. The Lessee will notify the Lessor within 30 days of its wish to take a lease of those areas.

18.2	An option is granted to the Lessee to lease an additional 1,000sq.m., in Building no. 2, when it will be erected (and without this option amounting to any representation or assurance and/or undertaking regarding the construction thereof) on conditions identical to those of the Lease under this Agreement.

Upon a decision being taken to construct Building no. 2, the Lessor will notify the Lessee of its intention to embark upon the construction of the second building, and the Lessee will be given a 30-day option to advise if it wishes to exercise its right to lease an additional area, as stated above.
19.	General
19.1	The option will be afforded to the Lessee to place on the roof of the building of the Premises, without any further payment, installations such as: air-conditioning units, a generator, gas containers, air purification units, etc.

19.2	Use of the elevator (to ascend to the roof of the building) and payment of the maintenance and use thereof will be done in accordance with a direct arrangement between the Lessee and the Ort Braude College, without reference to and any involvement of the Lessor.

The Lessee gives notice that it is aware and knows that it is under an obligation to arrange this matter directly with the Ort Braude College and will have no claims or demands against the Lessor regarding the use of the elevator and/or the costs that will be required of it in respect of the use and maintenance thereof.

19.3	No delay or grant of time or lack of response, lack of action or lack of taking any measures on the part of the Lessor will be construed in any form or manner as a waiver on its part of its rights under this Contract against a continuing or further breach on the part of the Lessee, unless the Lessor has waived any of its rights expressly and in writing.

19.4	All payments paid by the Lessee under this Contract will be made by the Lessee to the Lessor by means of a bank transfer to the bank account instructed by the Lessor to the Lessee in writing.

19.5	The addresses of the parties for the purposes of to this Contract appear at the head of this Contract. If the parties or any of them change their addresses they will give notice in writing to the other party of the new address in Israel and such address will from that time onwards serve as the address of that party for the purposes of this Contract.

19.6	Any notice that will be sent by one party to the other pursuant to the Contract will be sent by registered mail or delivered personally, and will be deemed to have been delivered within a reasonable time of notice arriving at the addressee.

19.7	The stamping expenses of this Contract will be borne by the parties to this Agreement in equal shares.

19.8	The conditions of this Contract reflect the conditions stipulated between the parties in full and supersede any engagement, assurance, representation and undertaking formerly made by the parties prior to the execution of this Contract. No change of this Contract or any addition thereto if at all will be binding unless made in writing and signed by all parties.

19.9	Notwithstanding that stated in this Agreement and/or in the Plans, the Lessor undertakes to induce, at its own expense, in the part of the Premises that are designated to be a production zone according to the Plans, the making of passages (“shafts”) to the roof for the use of the Lessee’s infrastructure conduits, between the Premises and the roof, in a ceiling area of up to 6sq.m., according to the definition of the Lessee’s requirements. It is further agreed that in the period preceding the commencement of the Lease Term, the Lessee or any person on its behalf may, (but will not be obliged) to carry out works at the Premises, at its own expense, for the purpose of installing “clean rooms” in that part of the Premises designated to be a production zone, as from 10 January, 2004 onwards. The Lessor undertakes to complete the installation of the electricity and water supply infrastructures to the Premises that are required to carry out such installation, until such date. It is further agreed that in the period preceding the commencement of the Lease Term, the Lessee or any person on its behalf will be entitled (but not obliged) to effect at the Premises at its own expense, installation works for furniture and laboratory infrastructure at the Premises, as from 1 February, 2004 onwards.

19.10	The Lessor undertakes to grant the Lessee a right to use the internal security shelter room situated on the floor of the Premises, subject to the provisions of any law applicable in this respect in consideration of monthly user fees in an amount equal to $3 (three) per sq.m., (gross) per month (plus VAT). These user fees will be subject to the provisions of this Agreement in all matters pertaining to the rent mutatis mutandis.
20.	Approved enterprise
20.1	It is agreed that the Lessee will deliver to the Lessor the original application that it will personally prepare for the purpose of filing the same with the authorities in order to obtain a certificate of an “approved enterprise”.

The application will be filed by the Lessor shortly after receiving the necessary documents, as stated.

20.2	If and to the extent the application for the approved enterprise that will be filed on behalf of the Lessee will in fact be approved, the Lessee will be credited with the rent on a monthly basis and with a proportionate share of the benefit that the Lessor will receive at the rate which the area of the total areas of the building (and that part linked thereto) bears to the area of the Premises (and that part linked thereto).

It is clarified and agreed that in such a case, the bank guarantee that has been deposited with the Lessor according to the provisions of clause 17.1 will similarly serve to secure to indemnify of the Lessor in relation to the monies that it may be required to repay to the State, if it is compelled to repay them, as a result of a breach by the Lessee of the conditions for obtaining the definition of “approved enterprise”.
In witness whereof the parties have set their hands at the time and place first above written:

/s/ Yitzhak Yankopanski The Lessor	/s/ David Aviezer The Lessee
Engel Science Parks (99) Ltd.	Metabogal Ltd.

Engel
Construction and Development Group
66 Hahistadrut Blvd., Haifa Bay, Tel: 04-8422777; Fax: 04-8419333

27 May, 2003
Carmiel – Science Park /10610

Dr. David Aviezer, CEO
Metabogal Laboratories Ltd.,
Kiryat Shmonah	By fax: 08-9762596
RE: Science Park, Carmiel –Lease Offer
Further to our meeting, the offer to plan which was submitted to us by the architect, Hanoch Shapira and approved by you in principle, I am offering you the ground floor of Building no. 1 (part of) in an area of some 800sq.m., with complete finish, at office level.
The specification will include plasterboard partitions between the offices with acoustic insulation as required by the Standard, minimum acoustic ceilings, natural porcelain granite flooring, fluorescent lighting to the level of 500 lumen, electricity sockets for plugs every 4sq.m., communication sockets for computers – one every 8 sq.m., telephone sockets – one every 8 sq.m., air-conditioning at office level, mini-central air-conditioners and/or central air-conditioning, as decided by the Company. Factory internal doors, aluminum entrance door of the same type of the Building’s curtain walls.
Maintenance of all the areas and facilities serving and/or situated in the area of the Premises to be done by yourself and at your responsibility.
Maintenance of common areas in proportion to the areas leased by the tenants.
At your request one of the elevators will go to the roof of the Building.
Any addition that will be required beyond the above specification will be priced and added to the rent in accordance with the duration of the lease.
The term of the lease will be five years.
The lease price will be $9.5/sq.m.
Estimated population of the Building -October-November 2003.
Please contact me with any further information you may require.
Yours faithfully,
/s/ Yitzchak Yaacovinsky
Yitzchak Yaacovinsky (Eng.)
Assistant CEO for Leasing and Operations

c.c.	Menachem Rosenblum- _____Engineer Yael Miller, accountant – Engel Eyal Floumin, Chief Engineer – Engel

Supplement to the Unprotected Lease Contract
Made and signed this 18th April, 2005

Between:	Engel Science Parks (99) Ltd.
66 Hahistadrut Bldv., Haifa Bay By Yossi Ashkenazi
The party authorized to undertake and sign in the name of the Lessor (hereinafter: “the Lessor”)
of the first part

And:	Protalix Ltd.
2 Snonit Road, Science Park, P.O.B. 455, Carmiel 20100 (hereinafter: “the Lessee”)
of the second part

WHEREAS	A Lease Contract including Appendices was signed between the parties on 28 October, 2003, (hereinafter: “the Contract”) to lease a property situated on the ground floor of Building no. 1 of the building known as “Science Park” – industrial buildings in Carmiel (hereinafter: “the Premises”) that have been erected by the Lessor; and

WHEREAS	The Lessee is desirous leasing, and the Lessor has agreed to lease an additional measured area of 239sq.m., (196sq.m., of principal area + 43sq.m., of ancillary area) from the Lessor (hereinafter:
“the Additional Area”), which, together with the Premises according to the original contract will constitute the entire balance of the area on the ground floor of Building no. 1;
It is therefore agreed, declared and stipulated between the parties as follows:
1.	The Lessor hereby leases to the Lessee and the Lessee hereby leases from the Lessor an additional area in the Science Park, as described below, so that “the Premises” as defined in clause 2.3 of the Original Contract, will from henceforth be called, a measured area of 1,177sq.m., constituting the entire ground floor of Building no. 1, and after reducing the area of the lobby used by Ort for an entrance to their property as marked on the plan attached hereto this Supplement (hereinafter: “the New Premises Area”).

2.	The Additional Area of the lease according to the Supplement together with the Lease under the Original Agreement will both expire on 30 April, 2010 (hereinafter: “the New Lease Term”).

3.	The additional rent relating to the Additional Area according to this Supplement will be as follows:

In respect of 196 sq.m., of principal area, the Lessee will pay the sum of $5.5 (in words: five and a half U.S. dollars) per sq.m., per month and in respect of 43sq.m., of ancillary area, the Lessee will pay the sum of $3 (in words: three U.S. dollars) per sq.m., per month (hereinafter: “the Additional Rent”).

2

The Additional Rent will be paid from 1.5.2005 onwards until the expiration of the New Lease Term, according to this Supplement.

It is clarified that clause 4.1.2 of the Original Agreement does not apply to payment of the Additional Rent in respect of the Additional Area according to this Supplement.

4.	The Additional Area will be conveyed to the Lessee upon the signature of this Supplement, in its condition “as is” as of today, the planning of the adaptations and supplemental work in the additional leased area to be carried out by, at the expense of and according to the discretion of the Lessee, under the supervision and escorted by the Lessor’s representatives.

5.	For the Additional Leased Area according to this Supplement, the Lessor will designate 7 additional parking places for the use of the Lessee.

6.	An option is hereby granted to the Lessee for five years with respect to the entire Premises, including the New Premises Area which will commence from the expiration of the New Lease Term, that is, from 1.5.2010 and end on 30.4.2015 (hereinafter: “the Option Term”).

The Lessee will be required to give notice of its wish to exercise the Option Term, not less than 60 days prior to the expiration of the New Lease Term, according to this Supplement.

The rent during the Option Term, will be equal to the New Rent in respect of the New Premises Area. In the last month of the Lease preceding the commencement of the Option Term – with the addition of 7.5% (in words: seven and a half percent) linked according to the provisions of the Original Agreement and to be paid in accordance with the terms thereof.

7.	The clauses of the Original Contract will apply in full to this Supplement, including the relative Appendices, except for the changes arising from the above clauses.
In witness whereof the parties have set their hands at the time and place first above written:

/s/ Yossi Ashkenazi The Lessor	/s/ David Aviezer The Lessee
Engel Science Parks (99) Ltd.	Protalix Ltd.